Exhibit 1

AGREEMENT

                Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of American Physicians Capital, Inc.

                This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                EXECUTED this 9th day of September, 2002.

BOSTON PARTNERS ASSET MANAGEMENT, L.P.

By:	BPAM (GP), LLC, the sole General Partner

By:	BPAM Holding Company, its sole Member

By:	/s/ William J. Kelly
William J. Kelly
Treasurer and Secretary

BPAM (GP), LLC

By:	BPAM Holding Company, its sole Member

By:	/s/ William J. Kelly
William J. Kelly
Treasurer and Secretary

BPAM HOLDING COMPANY

By:	/s/ William J. Kelly
William J. Kelly
Treasurer and Secretary

/s/ Desmond John Heathwood
Desmond John Heathwood